Exhibit 5.1

JOHN M. GESCHKE

(650) 843-5757

jgeschke@cooley.com

September 14, 2007

Nuvelo, Inc.

201 Industrial Road, Suite 310

San Carlos, CA 94070-6211

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Nuvelo, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of 2,500,000 shares of the Company’s Common Stock, (the “Shares”), consisting of an additional 2,000,000 shares of the Company’s Common Stock, $0.001 par value, pursuant to the Company’s 2004 Equity Incentive Plan (the “Equity Incentive Plan”) and an additional 500,000 shares of the Company’s Common stock, $0.001 par value, pursuant to the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan,” and together with the Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ John M. Geschke
John M. Geschke

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM